Exhibit 99.3

This Exhibit 99.3 presents historical data for WMS relating solely to periods prior to the completion of the Acquisition on October 18, 2013, is provided as supplemental summary information only, and does not purport to be a complete presentation of the financial or operational results of WMS for the periods indicated. The following information has been derived from the books and records of WMS, is presented on an unaudited basis, and is not intended to be an indicator of future results of WMS or results of the combined company. The supplemental information furnished in this Exhibit 99.3 should be read in conjunction with WMS’s filings with the SEC, including WMS’s most recent Annual Report on Form 10-K.

WMS INDUSTRIES INC.
SUPPLEMENTAL HISTORICAL INFORMATION
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013
(dollars in millions, except unit, per unit and per day data)
(unaudited)

	Three Months Ended September 30,		Increase/(Decrease)
	2013	2012	Amount	%
Services revenue:
Participation (gaming operations)	$59.2	$57.0	$2.2	3.9
Interactive products and services	21.9	9.5	12.4	130.5
Other gaming operations	6.3	4.6	1.7	37.0
Total services revenue	$87.4	$71.1	$16.3	22.9

Installed base of participation units at period end	9,547	9,632	(85)	(0.9)
Average installed participation units	9,736	9,503	233	2.5
Average daily revenue per participation unit	$66.15	$65.23	$0.92	1.4

Sales revenue:
New gaming machine sales	$66.3	$60.8	$5.5	9.0
Other product sales	12.7	27.2	(14.5)	(53.3)
Total sales revenue	$79.0	$88.0	$(9.0)	(10.2)

Average sales price per new unit	$16,026	$16,033	$(7)	—
New unit shipments to the U.S. and Canada	2,553	2,453	100	4.1
New unit shipments to International markets	1,582	1,338	244	18.2
Total new units on which revenue was recognized	4,135	3,791	344	9.1
Used unit shipments	1,046	1,660	(614)	(37.0)
Total unit shipments	5,181	5,451	(270)	(5.0)

Conversion kit unit sales	1,478	2,400	(922)	(38.4)

The following table breaks out the WMS financial information presented in the pro forma combined statement of operations for the nine months ended September 30, 2013 included in Exhibit 99.2 in order to present the information for the six-month period ended June 30, 2013 (previously reported by WMS) independently from the information from the three-month period ended September 30, 2013.

WMS INDUSTRIES INC.
SUPPLEMENTAL HISTORICAL INFORMATION
COMPONENTS OF RESULTS OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2013
(in thousands of U.S. dollars)
(unaudited)

	Three Months Ended September 30, 2013	Six Months Ended June 30, 2013	Nine Months Ended September 30, 2013
Revenue:
Instant tickets	$—	$—	$—
Services	87,400	163,100	250,500
Sales	79,000	217,600	296,600
Total Revenue	166,400	380,700	547,100
Operating expenses:			—
Cost of instant tickets (1)	—	—	—
Cost of services (1)	15,200	28,500	43,700
Cost of sales (1)	40,100	105,700	145,800
Selling, general and administrative	51,900	97,000	148,900
Research and development	27,200	60,200	87,400
Employee termination and restructuring costs	—	—	—
Depreciation and amortization	34,400	64,200	98,600
Operating income (loss)	(2,400)	25,100	22,700
Other income (expense):
Interest expense	(1,000)	(1,800)	(2,800)
Earnings from equity investments	—	—	—
Loss on early extinguishment of debt	—	—	—
Other income, net	3,300	1,200	4,500
Total other income (expense)	2,300	(600)	1,700
Net (loss) income from continuing operations before income taxes	(100)	24,500	24,400
Income tax expense (benefit)	(500)	3,500	3,000
Net income	$400	$21,000	$21,400
(1) Exclusive of depreciation and amortization.

Three Months Ended September 30, 2013 (“September 2013 Quarter”)
Year-over-Year Performance Analysis

Services Revenue

•
Services revenue rose $16.3 million or 23% year-over-year to $87.4 million in the September 2013 Quarter, reflecting interactive products and services revenue growth of $12.4 million (131% higher than for the same period of 2012), as well as a 233-unit increase in the average installed participation base and a $0.92 increase in the average daily revenue per participation unit.

•
The installed participation footprint declined 85 units on a year-over-year basis, reflecting the removal of older generation, lower performing gaming machines from WMS’s participation base, while the number of wide-area progressive (WAP) games, including new Gamefield xD™ units, increased to 3,682 units from 3,379 units at September 30, 2012.

•
Average participation revenue per day rose 1% to $66.15 per unit on a year-over-year basis, primarily reflecting the favorable performance of WMS’s newest participation products, including Willy Wonka and the Chocolate Factory™ and the multiple new game themes on WMS’s Gamefield xD gaming machines.

•
Revenue from interactive products and services, which are reported net of platform fees, more than doubled as compared to the same period of 2012 and increased 26% on a quarterly sequential basis to $21.9 million, principally reflecting growth in daily active users (DAU) on the Jackpot Party® Social Casino, which benefited from its launch across multiple mobile platforms during the quarter.

Sales Revenue

•
Sales revenue declined $9.0 million or 10% year-over-year to $79.0 million in the September 2013 Quarter, reflecting a $5.5 million year-over-year increase in new gaming machine sales, which was offset by a $14.5 million decline in sales of used gaming machines and conversion kits, and the revenue from a one-time video lottery terminal (“VLT”) game set sale that occurred in the same quarter of 2012.

•
WMS shipped 2,553 new gaming machines to customers in the U.S. and Canada in the September 2013 Quarter, an increase of 100 units, or 4%, year-over-year. The total included 1,476 replacement units for casino operators, an increase of 20%, or 250 units year-over-year; 692 new units to new casino openings and expansions; 385 video gaming terminals (“VGTs”) to Illinois, and zero VLT units to Canadian VLT operators (compared with 500 VLTs to Canadian VLT operators in the same quarter of 2012). Shipments of 1,695 Blade™ cabinets comprised approximately 41% of the new units shipped globally in the September 2013 Quarter.

Operating Expenses

•
Research and development expense declined $0.4 million, or 1%, year-over-year to $27.2 million, as increases in costs related to the growth of interactive products and services as well as higher incentive costs were offset by cost containment efforts.

•
Selling, general and administrative expenses were $51.9 million, an increase of $17.5 million, or 51%, year-over-year, and included higher payroll, marketing and promotion costs of approximately $9.0 million to grow interactive products and services revenue, costs associated with the Acquisition, higher payroll-related expense (including incentive costs) and higher legal costs and bad debt expense.

•
Depreciation and amortization expense increased $6.4 million, or 23%, year-over-year to $34.4 million, reflecting WMS’s investment in its installed base of participation gaming machines over the twelve months prior to September 30, 2013, including the roll-out of approximately 1,650 Gamefield xD units, as well as higher depreciation associated with the completion of WMS’s new building at its Chicago technology campus and the implementation of the upgraded enterprise-wide ERP system.

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